Exhibit 99.1

Acorn Energy Expands Equity Stake in US Sensor Systems Inc.
USSI Develops Pipeline Monitoring Technology to Detect Leaks in Underground Pipelines

Montchanin, DE, September 20, 2010 – Acorn Energy, Inc. (Nasdaq: ACFN), today announced it has increased its equity ownership of US Sensor Systems Inc. (USSI) to 51%. The company also has options to increase its stake in USSI up to 84%.

Leak, tampering and theft detection has become a multi-billion dollar opportunity around the world.  According to the US Pipeline and Hazardous Materials Safety Administration, the US has more than two million miles of installed pipelines and only 100 inspectors to monitor and address problems affecting this aging infrastructure.

USSI’s PipeSafe™ System is currently being installed along an existing one-mile natural gas pipeline by one of China's largest petroleum companies.  Installation is expected to be completed by the end of October 2010, with planning already underway to possibly expand the system to approximately 30 miles in early 2011, and throughout thousands of miles of pipelines operated by the Chinese oil company in the following years.

“We are pleased to increase our investment in USSI, an innovative company doing important work in the field of pipeline sensing technologies,” said John A. Moore, Chairman and CEO, Acorn Energy.  “Recent high-profile pipeline explosions and leaks have raised awareness that the infrastructure delivering and transporting our most important resources are crumbling and we lack the insight to diagnose and address problems before they occur.  USSI is addressing this challenge with advanced technologies that transform and upgrade the energy infrastructure for improved safety and efficiency, and reduced environmental impact.”

“Leakage and third party damage to buried networks of oil, gas and water pipelines are creating major safety and economic implications,” said Jim Andersen, CEO, USSI.   “Based on proven technology used by the U.S. Navy to monitor the environment surrounding its ships and submarines, our fiber optic systems are well suited to sense even the smallest leaks or problems.  With USSI technology, energy providers can now improve the safety and efficiency of their distribution networks without having to ‘rip and replace’ their existing infrastructure.”

About the USSI PipeSafe System
The USSI PipeSafe system incorporates a fiber optic sensing cable that continuously provides detection of very low amplitude sound and vibration levels.  This provides the ability for the system to acoustically "listen" to its surrounding environment.  When this "microphonic" fiber sensing cable is placed along or adjacent to the pipeline, the system can automatically detect and localize leaks.  In addition, the system provides security monitoring for detection of pipeline tampering events, such as digging, cutting, operation of a drill motor, vehicles driving by, etc.  The PipeSafe system is the only fiber optic system available that provides clean, high-fidelity reproduction of security and safety related events, and can detect signals that are 10 times quieter than competing fiber optic systems.  Every inch of the sensor cable is acoustically sensitive ensuring that there are no gaps in coverage.  USSI's low-cost pipeline monitoring solution can be installed during construction of a new pipeline, and provides a cost-effective retro-fit solution for existing pipeline networks.

For more information visit the USSI website at:  www.ussensorsystems.com.

About Acorn Energy
Acorn Energy, Inc. (NASDAQ: ACFN) is a publicly-traded holding company with equity interests in CoaLogix, Coreworx, DSIT, Gridsense and US Sensor Systems. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that US Sensor Systems Inc. or Acorn Energy, Inc. will continue to grow their respective businesses, execute the initiatives described above or meet the expectations described above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Company Contact:
James Andersen
US Sensor Systems
(818) 428-1456
jandersen@ussensorsystems.com

Investor Contact:
Paul Henning
Cameron Associates
(212) 245-8800
Paul@cameronassoc.com